Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of December 9, 2019 and is entered into by and between Marvin Slosman (the “Executive”) and InspireMD, Inc. (the “Company”). The Company and the Executive shall be referred to herein as the “Parties.”

RECITALS

Whereas, the Company desires to employ the Executive as its Chief Executive Officer, and the Executive desires to be employed by the Company as its Chief Executive Officer;

Whereas, the Company and the Executive desire to state in writing the terms and conditions of their agreement and understandings with respect to the employment of the Executive; and

Now, Therefore, in consideration of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.

Services to be Provided by Executive

A. Position and Responsibilities. The Executive shall serve in the position of Chief Executive Officer, and shall perform services for the Company as requested or as needed to perform the Executive’s job. The duties of the Executive shall be those duties which can reasonably be expected to be performed by a person in such position. At all times, the Executive shall be subject to the direction and supervision of the Board of Directors of the Company (the “Board”). The Company shall cause the Executive to serve as a member of the Board, without any additional compensation, as long as the Executive continues to serve as its Chief Executive Officer.

B. Performance. During the Executive’s employment with the Company, the Executive shall devote such of the Executive’s time, energy, skill and reasonable best efforts on a full time basis and as is necessary to the performance of the Executive’s duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company, and shall exercise reasonable best efforts to perform the Executive’s duties in a diligent, trustworthy, good faith and business-like manner, all for the purpose of advancing the business of the Company. The Executive shall at all times act in a manner consistent with the Executive’s position.

ARTICLE II.

Compensation for SErvices

As compensation for all services the Executive shall perform under this Agreement, the Company shall pay the Executive, and the Executive shall accept as full compensation, the following:

A. Base Salary. The Company shall pay the Executive a monthly salary of no less than $33,333.33 monthly ($400,000 annualized), less applicable payroll deductions and tax withholdings (the “Base Salary”), for all services rendered by the Executive under this Agreement; The Company shall pay the Base Salary in accordance with the normal payroll policies of the Company. The Executive’s Base Salary will be reviewed by the Board on an annual basis for increase.

B. Relocation Expenses. The Company shall reimburse the Executive up to $50,000 for any reasonable and customary, documented out-of-pocket relocation expenses actually incurred by the Executive, whether in the 2019 or 2020 calendar years, in connection with the Executive’s relocation to Europe (collectively, the “Relocation Expenses”), payable in compliance with the Company’s expense reimbursement policies as may be in effect from time to time, provided that any Relocation Expenses incurred in 2019 shall not be paid to the Executive until the 2020 calendar year. The Executive agrees that he shall relocate to a city in Europe that is mutually agreeable to the Executive and the Company (the “Relocation Area”) as soon as practicable, but, in no event, later than six (6) months following the Commencement Date (as defined below). In addition, the Company shall provide the Executive with assistance reasonably requested by him in connection with obtaining any necessary work permits, visas, and any other administrative authorizations required to allow the Executive to work in the Relocation Area. The Executive acknowledges and agrees that any reimbursements provided under this Article II, Section B. shall be included in the Executive’s taxable income and be subject to applicable payroll deductions and tax withholdings. Notwithstanding the forgoing, in the event the Executive’s employment with the Company is terminated by the Company for Cause (defined below) or by the Executive without Good Reason (defined below), in either case, prior to January 1, 2021, the Executive shall repay to the Company all amounts reimbursed for such Relocation Expenses and for any costs or expenses incurred by the Company in connection with obtaining any work permits, visas, or other work authorizations pursuant to this Article II, Section B, less any amounts originally withheld or deducted from such reimbursements.

C. Performance Bonus. The Executive shall be entitled to receive annual bonuses in an amount up to 50% percent of the Base Salary, less applicable payroll deductions and tax withholdings (each, a “Performance Bonus”) as may be in effect from time to time, for each calendar year during his employment with the Company based on the extent to which performance criteria/financial results for the applicable year have been met, which bonuses are expected to be paid on or before March 15 of the calendar year following the calendar year to which the Performance Bonus relates. In each case, the Annual Bonus shall be payable in accordance with the annual bonus plan covering the Company’s executives (the “Bonus Plan”). Except as set forth in Article III, to be eligible to receive a Performance Bonus for a calendar year, the Executive must remain employed through the payment date of such Performance Bonus. All performance/financial criteria shall be established reasonably and in good faith by the Board on an annual basis. The evaluation of the Company’s performance, as measured by the applicable performance criteria and the awarding of any bonuses shall be determined reasonably and in good faith by the Board.

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D. Equity Compensation. The Company shall grant equity awards as of the date hereof to the Executive that represent, in the aggregate, 5% of the Company’s issued and outstanding common stock (“Common Stock”) determined on a fully diluted basis as of the date of grant (the “Equity Awards”), with 75% of the Equity Awards being granted as restricted stock units (the “RSUs”) and with the remaining 25% of the Equity Awards being granted as stock options (the “Options”). The Equity Awards shall be subject to the terms and conditions of the Company’s 2013 Long-Term Incentive Plan (the “LTIP”) and of the award agreements attached hereto as Exhibit A and Exhibit B, which agreements shall provide, among other things, that:

(i) The Options shall be granted with an exercise price equal to the fair market value of the Common Stock on the date of grant, determined in accordance with the terms of the LTIP;

(ii) the Equity Awards shall vest in three (3) substantially equal installments on each of the first, second, and third anniversary of the date of grant, provided the Executive is employed by the Company through the applicable vesting date;

(iii) all unvested Equity Awards shall become one hundred percent (100%) fully vested on the closing date of a Change in Control (as defined in the LTIP), provided the Executive is employed by the Company on such date;

(iv) fifty percent (50%) of any unvested Equity Awards shall become fully vested on the date that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason; and

(v) vested RSUs, determined after applying the provisions for Article III below, shall be settled and converted into shares of Common Stock on the first to occur of the following: (a) a Change in Control, as defined by the LTIP, or (b) the termination of the Executive’s employment with the Company for any reason other than by the Company for Cause.

E. Additional Equity. On or before December 31, 2020, the Executive shall be eligible to receive an additional grant of equity awards under the LTIP and the applicable award agreement up to 5% (including the Equity Awards) of the Company’s actual outstanding shares of Common Stock on the date of grant, provided that the actual amount of the grant shall be based on the achievement of certain performance/financial criteria as established by the Board after consultation with the Executive, in its reasonable discretion.

F. Other Expenses. The Company agrees that, during the Executive’s employment, it shall promptly reimburse the Executive for out-of-pocket expenses reasonably incurred in connection with the Executive’s performance of the Executive’s services hereunder, upon the presentation by the Executive of an itemized accounting of such expenditures, with supporting receipts, provided that the Executive submits such expenses for reimbursement in compliance with the Company’s expense reimbursement policies. Reimbursement shall be in compliance with the Company’s expense reimbursement policies.

G. Paid Time Off. The Executive shall be eligible for paid time off in accordance with the Company’s policy, as in effect from time to time.

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H. Automobile Allowance. During the period commencing on the date of the Executive’s relocation to the Relocation Area, as provided in Article II, Section B above, and ending on the earlier of (a) the expiration of this Agreement or (b) the Executive’s relocation back to the United States, the Company shall pay the Executive an automobile allowance of €1,000 per month, less any required federal, provincial, state, local, or other applicable taxes and withholdings, which allowance the Executive shall use to purchase or lease (and to operate) an automobile that, in light of the Executive’s position with the Company, is reasonable for use in the performance of his professional duties responsibilities. The allowance provided in this Article II, Section H (x) is intended to cover the monthly costs associated with the leasing or purchasing (and operating) of such an automobile (including, without limitation, fuel costs, insurance and liability coverage, registration, tolls, fees, repairs, maintenance, and any other expenses incurred in connection with the Executive’s acquisition, lease, or use of such automobile) and (y) shall be paid to the Executive on the Company’s first regularly scheduled payroll date of each calendar month that the Executive is entitled to the allowance pursuant to this Article II, Section H. Other than the automobile allowance provided herein, the Company shall not have any additional obligations or liabilities to the Executive or any other person or entity with respect to any claims arising from the Executive’s acquisition, lease, or use of such automobile.

I. Other Benefits. The Executive is entitled to participate in any group health insurance plan, option or similar incentive compensation plan, 401(k) plan, disability plan, group life plan, and any other benefit or welfare program or policy that is made generally available, from time to time, to other employees of the Company, on a basis consistent with such participation and subject to the terms of the plan documents, as such plans may be modified, amended, terminated, or replaced from time to time for employees (collectively, the “Benefit Plans”).

J. Indemnification and Insurance. The Company shall provide Executive with an Agreement to defend and indemnify Executive to the maximum amount permitted by law. The Company shall also ensure that Executive is covered under a Directors and Officers Liability Policy sufficient to protect Executive from claims arising from his role as an officer or director of the Company.

ARTICLE III.
Term; Termination

A. Term of Employment. The Agreement’s stated term and employment relationship created hereunder will begin on January 1, 2020 (the “Commencement Date”) and will remain in effect for three (3) years, unless earlier terminated in accordance with this Article III (the “Initial Employment Term”). This Agreement shall be automatically renewed for successive one (1) year terms after the Initial Employment Term (each one-year period, a “Renewal Term”), unless terminated by either party upon written notice provided not less than two (2) months before the end of the Initial Employment Term or any Renewal Term, or unless earlier terminated in accordance with this Article III. The Executive shall resign as a member of the Board upon termination if requested by the Company.

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B. Termination. Either party may terminate the Executive’s employment at any time upon written notice; provided that the Company and the Executive will be required to provide the other at least thirty (30) days’ advance written notice of a termination without Cause or the Executive’s voluntary resignation without Good Reason, respectively. The date of the Executive’s termination shall be the date stated in the notice of termination. Upon termination of the Executive’s employment, the Company shall pay the Executive (i) any unpaid Base Salary accrued through the date of termination, (ii) any accrued and unpaid paid time off or similar pay to which the Executive is entitled as a matter of law or Company policy, (iii) any amounts due to the Executive under the terms of the Benefit Plans, and (iv) any unreimbursed expenses properly incurred prior to the date of termination (the “Accrued Obligations”).

(i) Expiration of the Agreement; Termination for Cause or Voluntary Resignation. In the event the Executive voluntarily resigns without Good Reason, the Company may, in its sole discretion, shorten the notice period and determine the date of termination without any obligation to pay the Executive any additional compensation other than the Accrued Obligations and without triggering a termination of the Executive’s employment without Cause. In the event the Agreement expires, or the Company terminates the Executive’s employment for Cause or the Executive voluntarily resigns without Good Reason, the Company shall have no further liability or obligation to the Executive under this Agreement. Notwithstanding the foregoing, in the event that this Agreement expires as a result of the Company’s decision not to renew the Agreement, the Company shall, subject to the execution and timely return by the Executive of a release of claims in the form to be delivered by the Company, which release shall, by its terms, be irrevocable no later than the sixtieth (60th) day following his employment termination date, pay the Executive cash payments totaling $100,000 in the aggregate, less applicable payroll deductions and tax withholdings, payable in equal installments on the Company’s regular pay dates that occur during the period commencing on sixtieth (60th) day following his employment termination date and ending on the last day of the Restricted Period (as defined below); provided, however, that if, at any time within the period commencing on the date that is three (3) months prior to the expiration of the Initial Employment Term or the then current Renewal Term, as applicable, and ending on the date that is three (3) months following the expiration of the Agreement, the Company and a third party execute a definitive, written, and binding agreement (a “Sale Agreement”) to enter into certain transactions described therein that, if consummated, would constitute a Change in Control (as defined below), then the Executive’s termination shall be deemed a termination pursuant to Article III, Section B(ii) as of the date such Sale Agreement is executed, provided further that any amounts payable to the Executive pursuant to Article III, Section B(ii) shall be reduced by any amounts previously paid to him pursuant to this subsection (i). Notwithstanding anything herein to the contrary, if the Executive violates any of the restrictions contained in Article IV below, then any unpaid amounts pursuant to this subsection (i) shall be forfeited by the Executive, and the Executive shall not receive any additional payments pursuant to this subsection. The Accrued Obligations shall be payable in a lump sum within the time period required by applicable law, and in no event later than thirty (30) days following his employment termination date. For purposes of this Agreement, “Cause” means termination because of: (a) the Executive’s refusal to perform the duties of the Executive’s position in a manner causing material detriment to the Company; (b) the Executive’s willful misconduct with regard to the Company or its business, assets or executives (including, without limitation, his fraud, embezzlement, intentional misrepresentation, misappropriation, conversion or other act of dishonesty with regard to the Company); (c) the Executive’s commission of an act or acts constituting a felony or any crime involving fraud or dishonesty as determined in good faith by the Company; (d) the Executive’s breach of a fiduciary duty owed to the Company; (e) any material breach of this Agreement or other agreement with the Company; or (f) any injury, illness or incapacity which shall wholly or continuously disable the Executive from performing the essential functions of the Executive’s position for any successive or intermittent period of twelve (12) months. In each such event listed above, if the circumstances are curable, the Company shall give the Executive written notice thereof which shall specify in reasonable detail the circumstances constituting Cause, and there shall be no Cause with respect to any such circumstances if cured by the Executive within thirty (30) days after such notice.

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(ii) Termination Without Cause or for Good Reason. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Executive shall receive, subject to the execution and timely return by the Executive of a release of claims in the form to be delivered by the Company, which release shall, by its terms, be irrevocable no later than the sixtieth (60th) day following this employment termination date, the following (a) severance pay in an amount equal to the Executive’s Base Salary for twelve (12) months, paid on the Company’s first regular pay date on or after the sixtieth (60th) day following his employment termination date; (b) Executive’s entire Performance Bonus for any calendar year for which Executive has already worked the entire year but the bonus has yet to be paid, payable at the same time as such bonuses are payable to other executives under the Bonus Plan; (c) the pro rata amount of the Performance Bonus, paid at 100%, for the calendar year in which his termination of employment occurs (based on the number of business days he was actually employed by the Company during the calendar year in which his termination of employment occurs and assuming full achievement of all applicable goals under the Bonus Plan) that he would have received had his employment not been terminated during such year, payable at the same time as such bonuses are payable to other executives under the Bonus Plan; (d) fifty percent (50%) of all unvested stock options, shares of restricted stock, restricted stock units, stock appreciation rights, or similar stock-based rights granted to the Executive shall vest and, if applicable, be immediately exercisable and any risk of forfeiture included in such restricted or other stock grants previously made to the Executive shall immediately lapse; and (e) in addition, the Executive may exercise any outstanding stock options or stock appreciation rights until the earlier of (x) the last date on which such stock options or stock appreciation rights could have been exercised pursuant to the terms of the applicable award agreement, irrespective of the Executive’s termination of employment; and (y) the date that is two (2) years following his employment termination date. For purposes of this Agreement, “Good Reason” means termination because of: (a) a materially adverse diminution in the Executive’s role, responsibilities or the compensation set forth herein without the Executive’s consent; or (b) any material breach of this Agreement or other agreement with the Executive. In each such event listed above, the Executive shall give the Company written notice thereof which shall specify in reasonable detail the circumstances constituting Good Reason, and there shall be no Good Reason with respect to any such circumstances if cured by the Company within thirty (30) days after such notice.

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ARTICLE IV.
Restrictive Covenants

A. Confidentiality.

(i) Confidential Information. During the Executive’s employment with the Company, the Company shall grant the Executive otherwise prohibited access to its trade secrets and confidential information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at its substantial expense, and which is of great competitive value to the Company, and access to the Company’s customers and clients. For purposes of this Article IV, the “Company” shall also include its parents, subsidiaries and affiliates. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following: methods of operation, products, inventions, services, processes, equipment, know-how, technology, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, research, plans for research or future products and services, corporate transactions, database schemas or tables, software, development tools or techniques, training procedures, training techniques, training manuals, business information, marketing and sales methods, plans and strategies, competitors, markets, market surveys, techniques, production processes, infrastructure, business plans, distribution and installation plans, processes and strategies, methodologies, budgets, financial data and information, customer and client information, prices and costs, fees, customer and client lists and profiles, employee, customer and client nonpublic personal information, supplier lists, business records, product construction, product specifications, audit processes, pricing strategies, business strategies, marketing and promotional practices, management methods and information, plans, reports, recommendations and conclusions, information regarding the skills and compensation of employees and contractors of the Company, and other business information disclosed to the Executive by the Company, either directly or indirectly, in writing, orally, or by drawings or observation. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

(ii) No Unauthorized Use or Disclosure. The Executive acknowledges and agrees that Confidential Information is proprietary to and a trade secret of the Company and, as such, is a special and unique asset of the Company, and that any disclosure or unauthorized use of any Confidential Information by the Executive will cause irreparable harm and loss to the Company. The Executive understands and acknowledges that each and every component of the Confidential Information (a) has been developed by the Company at significant effort and expense and is sufficiently secret to derive economic value from not being generally known to other parties, and (b) constitutes a protectable business interest of the Company. The Executive acknowledges and agrees that the Company owns the Confidential Information. The Executive agrees not to dispute, contest, or deny any such ownership rights either during or after the Executive’s employment with the Company. The Executive agrees to preserve and protect the confidentiality of all Confidential Information. The Executive agrees that the Executive shall not during the period of the Executive’s employment with the Company and thereafter, directly or indirectly, disclose to any unauthorized person or use for the Executive’s own account any Confidential Information without the Company’s consent. Throughout the Executive’s employment with the Company thereafter: (a) the Executive shall hold all Confidential Information in the strictest confidence, take all reasonable precautions to prevent its inadvertent disclosure to any unauthorized person, and follow all Company policies protecting the Confidential Information; and (b) the Executive shall not, directly or indirectly, utilize, disclose or make available to any other person or entity, any of the Confidential Information, other than in the proper performance of the Executive’s duties.

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(iii) Return of Property and Information. Upon the termination of the Executive’s employment for any reason, the Executive shall immediately return and deliver to the Company any and all Confidential Information, software, devices, cell phones, personal data assistants, credit cards, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Executive’s possession, custody or control, whether prepared by the Executive or others. If at any time after termination of the Executive’s employment the Executive determines that the Executive has any Confidential Information in the Executive’s possession or control, the Executive shall immediately return to the Company all such Confidential Information in the Executive’s possession or control, including all copies and portions thereof.

B. Restrictive Covenants. In consideration for (i) the Company’s promise to provide Confidential Information to the Executive, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and/or the business opportunities disclosed or entrusted to the Executive, (iii) access to the Company’s customers and clients, and (iv) the Company’s employment of the Executive pursuant to this Agreement and the compensation and other benefits provided by the Company to the Executive, to protect the Company’s Confidential Information and business goodwill of the Company, the Executive agrees to the following restrictive covenants:

(i) Non-Competition. The Executive, on his own behalf, individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, agrees that during the Term and for a period of twelve (12) months following the Executive’s termination (for whatever reason) (the “Restricted Period”), he shall not, whether directly or indirectly, without the express written approval of the Company, own, establish, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial, or otherwise), or participate in the ownership, establishment, management, operation, or control of, any Competing Business in the Restricted Area. For purposes of this Agreement, “Competing Business” means any business, individual, partnership, firm, corporation, or other entity that engages in any business or service which the Company provided during the Executive’s employment. Based on the scope and nature of the Company’s business, the type and scope of the confidential information that will be provided to the Executive, the “Restricted Area” includes the United States of America and any state, country or territory for which the Executive had business contact on behalf of, or responsibility for, the Company during the twelve (12) month period prior to the termination of the Executive’s employment. However, the Executive may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange; provided that the Executive is not a controlling person of, or the member of a group that controls such business; provided further that the Executive does not, directly or indirectly, own two percent (2%) or more of any class of securities of such business.

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(ii) Non-Solicitation. The Executive agrees that during the Restricted Period, other than in connection with the Executive’s duties under this Agreement, the Executive shall not, and shall not use any Confidential Information to, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor or lender or in any other capacity, and whether personally or through other persons:

(a) Solicit business from, attempt to conduct business with, or conduct business with any client, customer, or prospective client or customer of the Company with whom the Company conducted business or solicited within the final twelve (12) months prior to the Executive’s termination, and who or which: (A) the Executive contacted, called on, serviced, did business with, or had contact with during the Executive’s employment or that the Executive attempted to contact, call on, service, or do business with during the Executive’s employment; or (B) that the Executive became acquainted with or dealt with, for any reason, as a result of the Executive’s employment. This restriction applies only to business that is in the scope of services or products provided by the Company; or

(b) Hire, solicit for employment, induce or encourage to leave the employment of the Company, or otherwise cease their employment or other relationship with the Company, on behalf of itself or any other individual or entity, any employee, independent contractor or any former employee or independent contractor of the Company whose employment or contractor relationship ceased less than twelve (12) months earlier.

(iii) Non-Disparagement. During the Executive’s employment with the Company and any time thereafter, the Executive shall not make, publish, or otherwise transmit any false, disparaging or defamatory statements, whether written or oral, regarding the Company and any of its employees, executives, agents, investors, procedures, investments, products, policies, or services.

C. No Interference. Notwithstanding any other provision of this Agreement, (i) the Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over the Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information; and (ii) nothing in this Agreement is intended to interfere with the Executive’s right to (a) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (b) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (c) file a claim or charge with the Equal Employment Opportunity Commission (“EEOC”), any state human rights commission, or any other governmental agency or entity; or (d) testify, assist, or participate in an investigation, hearing, or proceeding conducted by the EEOC, any state human rights commission, any other governmental or law enforcement agency or entity, or any court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (ii) above, the Executive may disclose Confidential Information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct.

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D. Defend Trade Secrets Act. The Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If the Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

E. Tolling. If the Executive violates any of the restrictions contained in this Article IV, the Restricted Period shall be suspended and shall not run in favor of the Executive from the time of the commencement of any violation until the time when the Executive cures the violation to the satisfaction of the Company.

F. Remedies. The Executive acknowledges that the restrictions contained in Article IV of this Agreement, in view of the nature of the Company’s business and the Executive’s position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of Article IV of this Agreement would result in irreparable injury to the Company. In the event of a breach by the Executive of Article IV of this Agreement, then the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach. Such remedies shall not be deemed the exclusive remedies for a breach or threatened breach of this Article IV but shall be in addition to all remedies available at law or in equity, including the recovery of damages from the Executive, the Executive’s agents, any future employer of the Executive, and any person that conspires or aids and abets the Executive in a breach or threatened breach of this Agreement.

G. Reasonableness. The Executive hereby represents to the Company that the Executive has read and understands, and agrees to be bound by, the terms of this Article IV. The Executive acknowledges that the scope and duration of the covenants contained in this Article IV are fair and reasonable in light of (i) the nature and wide geographic scope of the operations of the Company’s business; (ii) the Executive’s level of control over and contact with the Company’s business; and (iii) the amount of compensation, trade secrets and Confidential Information that the Executive is receiving in connection with the Executive’s employment by the Company.

H. Reformation. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and the Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

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I. No Previous Restrictive Agreements. The Executive represents that, except as disclosed to the Company, the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents that the Executive’s performance of all the terms of this Agreement and the Executive’s work duties for the Company do not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to the Executive’s employment with the Company. The Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

ARTICLE V.
Miscellaneous Provisions

A. Governing Law. The Parties agree that the Agreement shall be governed by and construed under the laws of the State of Delaware. In the event of any dispute regarding this Agreement, the Parties hereby irrevocably agree to submit to the exclusive jurisdiction of the federal and state courts situated in New Castle County, Delaware, and the Executive agrees that he shall not challenge personal or subject matter jurisdiction in such courts. The Parties also hereby waive any right to trial by jury in connection with any litigation or disputes under or in connection with this Agreement.

B. Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no way or manner be construed as a part of this Agreement.

C. Severability. In the event that any court of competent jurisdiction holds any provision in this Agreement to be invalid, illegal or unenforceable in any respect, the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.

D. Reformation. In the event any court of competent jurisdiction holds any restriction in this Agreement to be unreasonable and/or unenforceable as written, the court may reform this Agreement to make it enforceable, and this Agreement shall remain in full force and effect as reformed by the court.

E. Entire Agreement. This Agreement constitutes the entire agreement between the Parties, and fully supersedes any and all prior agreements, understanding or representations between the Parties pertaining to or concerning the subject matter of this Agreement, including, without limitation, the Executive’s employment with the Company. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Any amendment to this Agreement must be signed by all parties to this Agreement. The Executive acknowledges and represents that in executing this Agreement, the Executive did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

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F. Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches. The failure of either of the Parties to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant or condition but the obligations of either of the Parties with respect thereto shall continue in full force and effect. The breach by one of the Parties to this Agreement shall not preclude equitable relief or the obligations of the other.

G. Modification. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

H. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. The Executive may not assign this Agreement to a third party. The Company may assign its rights, together with its obligations hereunder, to any affiliate and/or subsidiary of the Company or any successor thereto or any purchaser of substantially all of the assets of the Company.

I. Code Section 409A.

(i) To the extent (a) any payments to which the Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (b) the Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (c) at the time of the Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of the Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following the Executive’s separation from service or (y) the date of the Executive’s death following such separation from service. Upon the expiration of the applicable deferral period described in the immediately preceding sentence, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Article V, Section I shall be paid to the Executive or the Executive’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate computed from the date on which each such delayed payment otherwise would have been made to the Executive until the date of payment. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding the Executive’s separation from service.

(ii) To the extent any benefits provided under Article II, Sections B or F or Article III, Section B(ii) above are otherwise taxable to the Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.

(iii) In the case of any amounts payable to the Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii), the Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(iv) It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder, and in furtherance of this intent, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intent.

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IN WITNESS WHEREOF, the Company and the Executive have caused this Agreement to be executed on the date first set forth above, to be effective as of that date.

EXECUTIVE:

/s/ Marvin Slosman
Marvin Slosman

COMPANY:

/s/ Paul Stuka
By:	Paul Stuka, Chairman

Signature Page to Employment Agreement